UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 1, 2006

METRO ONE TELECOMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Oregon	0-27024	93-0995165

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 Murray Scholls Place
Beaverton, Oregon 97007

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (503) 643-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

In connection with Mr. James Usdan’s resignation as the Company’s interim president and chief executive officer, the Company has entered into a letter agreement with Mr. Usdan, which agreement amends Mr. Usdan’s consulting agreement with the Company, dated October 4, 2005 (as amended, the “Consulting Agreement”), to provide for three months of consulting services to the Company at his current monthly rate of $14,166.67 and for consulting services from September 1, 2006 through November 1, 2006 at a rate of $7,083.34 per month. The Consulting Agreement, as amended by the letter agreement, will terminate on November 1, 2006.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 1, 2006, the Company announced the appointment of Mr. Gary Henry as president and chief executive officer of the Company and the resignation of Mr. James Usdan as the Company’s interim president and chief executive officer. A copy of the press release is attached to this Form 8-K as an exhibit.

Gary E. Henry, 49, joined the Company in 1992 and has served as Executive Vice President-Chief Operating Officer and Corporate Secretary since 1999, and as a member of the Company’s Board of Directors since 2004. From 1992 to 1999, he served the Company in a variety of operational positions. From 1985 to 1992, he served as Senior Vice President, Executive Corporate Services Director for Imperial Corporation of America, Inc., a financial institution. Mr. Henry holds a Bachelor of Arts degree in Public Administration from San Diego State University.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2006	METRO ONE TELECOMMUNICATIONS, INC.

	By:	/s/ Duane C. Fromhart
Duane C. Fromhart
Chief Financial Officer